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                                                                        Ex. 21

                                    EXHIBIT 21
                            SUBSIDIARIES OF THE COMPANY

   First Executive Bank (the "Bank"), the Company's sole subsidiary, commenced operations on November 3, 1988. The Bank is a commercial bank chartered pursuant to the laws of the Commonwealth of Pennsylvania and is a member of the Federal Reserve System and its primary federal regulator is the Federal Reserve Board of Governors.